Exhibit 99

January 6, 2016 CONTACT: Steven S. Sintros, Senior Vice President & CFO

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2016

Wilmington, MA (January 6, 2016) -- UniFirst Corporation (NYSE: UNF) today announced results for its first quarter of fiscal 2016 which ended November 28, 2015. Revenues for the quarter were $373.4 million, up 0.8% from $370.4 million in the year ago period. Net income was $35.9 million ($1.78 per diluted share), down 4.1% from $37.4 million ($1.85 per diluted share) in the first quarter of fiscal 2015.

Ronald D. Croatti, UniFirst President and Chief Executive Office said, “As anticipated, our growth during the first quarter was impacted by the loss of uniform wearers and customers in energy dependent markets in the United States and Canada during the last year. In addition, our top and bottom lines were affected by the further weakening of the Canadian Dollar. Despite these challenges, we continue to focus on emphasizing the value of our products and services to new and existing customers, improving our overall customer service levels and other factors within our control.”

Core Laundry revenues in the quarter were $335.0 million, down 0.2% from those reported in the prior year’s first quarter. Adjusting for the effects of acquisitions and a weaker Canadian dollar, revenues grew 0.4%. This segment’s income from operations decreased 6.9% compared to the first quarter of fiscal 2015, while the operating margin decreased to 15.8% from 16.9% a year ago. The margin decline primarily reflects higher merchandise costs, selling and administrative expenses and depreciation as a percentage of revenues. These items were partially offset by lower energy and legal expenses during the quarter compared to a year ago.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $26.8 million, up 19.1% from $22.5 million in the first quarter of fiscal 2015. Due primarily to the improved revenue performance, this segment’s income from operations increased to $4.3 million in the current quarter from $2.3 million in last year’s comparable period. These favorable comparisons were primarily driven by this segment’s U.S. and Canadian nuclear decontamination operations.

UniFirst continues to maintain a solid balance sheet with no long-term debt and increasing cash balances. Net cash provided by operating activities during the quarter was $57.6 million, up 9.1% from the same quarter in fiscal 2015 and cash and cash equivalents at the end of the fiscal quarter totaled $311.5 million, up from $276.6 million at the end of fiscal 2015.

Outlook

Mr. Croatti continued, “Based on the further weakening of the Canadian dollar to the current level, we now believe that full year fiscal 2016 revenues will be between $1.460 billion and $1.475 billion and that our full year diluted EPS will be between $5.60 and $5.80. This guidance assumes no significant further deterioration in our wearer base as a result of additional layoffs in energy dependent markets that we service.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with more than 225 service locations, 275,000 customer locations, and 12,000 employee Team Partners, the Company outfits more than 1.5 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, our ability to compete successfully without any significant degradation in our margin rates, uncertainties caused by the continuing adverse worldwide economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, our retention of customers and renewal of customer contracts, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil prices, fluctuation on our revenue and net income from our specialty garments segment, the effect of currency fluctuations on our results of operations and financial condition, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, the impact on our goodwill and intangibles that might result from adverse financial and economic changes, our ability to properly and efficiently design, construct, implement and operate our new customer relationship management (“CRM”) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, failure to comply with other state and federal regulations that might result in penalties or costs, seasonal and quarterly fluctuations in business levels, any loss of key management or other personnel, our dependence on third parties to supply us with raw materials, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, demand and prices for our products and services, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 29, 2015 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended November 28,	Thirteen weeks ended November 29,
(In thousands, except per share data)	2015 (2)	2014 (2)

Revenues	$373,384	$370,361

Operating expenses:
Cost of revenues (1)	222,603	219,353
Selling and administrative expenses (1)	72,749	72,382
Depreciation and amortization	19,738	18,037
Total operating expenses	315,090	309,772

Income from operations	58,294	60,589

Other (income) expense:
Interest expense	221	188
Interest income	(764)	(804)
Foreign exchange loss	479	371
Total other (income) expense	(64)	(245)

Income before income taxes	58,358	60,834
Provision for income taxes	22,468	23,421

Net income	$35,890	$37,413

Income per share – Basic
Common Stock	$1.88	$1.96
Class B Common Stock	$1.50	$1.57

Income per share – Diluted
Common Stock	$1.78	$1.85

Income allocated to – Basic
Common Stock	$28,539	$29,649
Class B Common Stock	$7,193	$7,434

Income allocated to – Diluted
Common Stock	$35,741	$37,101

Weighted average number of shares outstanding – Basic
Common Stock	15,218	15,128
Class B Common Stock	4,795	4,741

Weighted average number of shares outstanding – Diluted
Common Stock	20,132	20,008

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	November 28, 2015 (1)	August 29, 2015
Assets
Current assets:
Cash and cash equivalents	$311,532	$276,553
Receivables, net	168,924	151,851
Inventories	76,856	80,449
Rental merchandise in service	141,489	140,384
Prepaid and deferred income taxes	198	204
Prepaid expenses and other current assets	14,670	12,382

Total current assets	713,669	661,823

Property, plant and equipment, net	516,457	513,853

Goodwill	313,062	313,133
Customer contracts and other intangible assets, net	37,968	40,049
Deferred income taxes	1,453	1,475
Other assets	3,076	2,904

	$1,585,685	$1,533,237

Liabilities and shareholders' equity
Current liabilities:
Loans payable	$601	$1,385
Accounts payable	58,654	50,826
Accrued liabilities	107,391	113,022
Accrued and deferred income taxes	33,706	18,878

Total current liabilities	200,352	184,111

Long-term liabilities:
Accrued liabilities	55,551	54,566
Accrued and deferred income taxes	52,843	52,352

Total long-term liabilities	108,394	106,918

Shareholders' equity:
Common Stock	1,526	1,525
Class B Common Stock	485	485
Capital surplus	69,254	67,611
Retained earnings	1,232,172	1,197,000
Accumulated other comprehensive (loss) income	(26,498)	(24,413)

Total shareholders' equity	1,276,939	1,242,208

	$1,585,685	$1,533,237

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

(In thousands, except percentages)	Thirteen weeks ended November 28, 2015 (1)	Thirteen weeks ended November 29, 2014 (1)	Dollar Change	Percent Change

Core Laundry Operations	$335,037	$335,847	$(810)	-0.2%
Specialty Garments	26,770	22,476	4,294	19.1
First Aid	11,577	12,038	(461)	-3.8
Consolidated total	$373,384	$370,361	$3,023	0.8%

Income from Operations

(In thousands, except percentages)	Thirteen weeks ended November 28, 2015 (1)	Thirteen weeks ended November 29, 2014 (1)	Dollar Change	Percent Change

Core Laundry Operations	$52,972	$56,873	$(3,901)	-6.9%
Specialty Garments	4,286	2,268	2,018	89.0
First Aid	1,036	1,448	(412)	-28.4
Consolidated total	$58,294	$60,589	$(2,295)	-3.8%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)	Thirteen weeks ended November 28, 2015 (1)	Thirteen weeks ended November 29, 2014 (1)
Cash flows from operating activities:
Net income	$35,890	$37,413
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	17,643	15,865
Amortization of intangible assets	2,095	2,172
Amortization of deferred financing costs	52	52
Share-based compensation	1,260	1,615
Accretion on environmental contingencies	167	151
Accretion on asset retirement obligations	199	194
Deferred income taxes	26	21
Changes in assets and liabilities, net of acquisitions:
Receivables	(17,376)	(16,039)
Inventories	3,452	645
Rental merchandise in service	(1,280)	(1,744)
Prepaid expenses and other current assets	(2,286)	(6,847)
Accounts payable	7,913	559
Accrued liabilities	(4,967)	(2,796)
Prepaid and accrued income taxes	14,853	21,587
Net cash provided by operating activities	57,641	52,848

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(73)	(10,846)
Capital expenditures	(21,049)	(17,453)
Other	223	100
Net cash used in investing activities	(20,899)	(28,199)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	—	2,008
Payments on loans payable and long-term debt	(764)	(3,508)
Proceeds from exercise of Common Stock options, including excess tax benefits	383	1,750
Payment of cash dividends	(717)	(715)
Net cash used in financing activities	(1,098)	(465)

Effect of exchange rate changes on cash	(665)	(2,979)

Net increase in cash and cash equivalents	34,979	21,205
Cash and cash equivalents at beginning of period	276,553	191,769

Cash and cash equivalents at end of period	$311,532	$212,974

(1) Unaudited